EXHIBIT 99.1

Clarient Announces $5 Million Financing Agreement

With GE Healthcare Financial Services

ALISO VIEJO, Calif., (October 3, 2006) — Clarient, Inc. (Nasdaq: CLRT), a technology and services resource for pathologists, oncologists and the pharmaceutical industry, announced it has received $5 million in financing from GE Healthcare Financial Services to support the working capital requirements of Clarient’s rapidly growing diagnostic services business.

Ron Andrews, Clarient’s President and Chief Executive Officer, said, “This financing will provide Clarient with immediate access to the capital we need to support the quarter-over-quarter double-digit growth our business has experienced since launching our diagnostics services business in the fourth quarter of 2004. We believe this financing also allows us to dedicate more resources to the development of novel tests and capabilities which will ensure our services remain the most innovative in our product space.”

The financing arrangement consists of a senior secured revolving credit facility pursuant to which Clarient may borrow up to $5 million, subject to adjustment based on the amount of Clarient’s qualified accounts receivable and certain liquidity factors.  The facility has a two-year term and is secured by the diagnostics services business accounts receivable, along with all of Clarient’s other assets.

“We’re focused on helping companies like Clarient meet their financial needs,” said Joe Moss, Managing Director of Commercial Lending for GE Healthcare Financial Services. “Clarient has an experienced management team, and an impressive revenue growth track record that requires a flexible financing structure to meet its short — and long-term business needs. GE Healthcare Financial Services has been providing financing to Clarient for more than two years and we are eager to expand our relationship with them.”

About Clarient Inc.

Clarient (www.clarientinc.com) combines innovative technologies with world class expertise to assess and characterize cancer. Clarient’s mission is to provide technologies, services and the critical information to improve the quality and reduce the cost of patient care as well as accelerating the drug development process. The Company’s principal customers include pathologists, oncologists, hospitals and biopharmaceutical companies.

The company was formed in 1996 to develop and market the ACIS(R) Automated Cellular Imaging System™, an important advance in slide-based testing. The rise of individualized medicine as the new direction in oncology led the company in 2004 to expand its business model to provide the full range of leading diagnostic technologies such as flow cytometry and molecular testing in-house, creating a state-of-the-art commercial cancer laboratory and providing the most advanced oncology testing and drug development services available. For more information, visit www.clarientinc.com.

About Safeguard

Safeguard Scientifics, Inc. (NYSE: SFE) builds value in high-growth, revenue-stage information technology and life sciences businesses. Safeguard provides growth capital as well as a range of strategic, operating and management resources to our partner companies. The company participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. For more information about Safeguard, please visit www.safeguard.com.

About GE Healthcare Financial Services
GE Healthcare Financial Services is a provider of capital, financial solutions, and related services for the global healthcare market. With over $15 billion of capital committed to the healthcare industry, GE Healthcare Financial Services offers a full range of capabilities from equipment financing and real estate financing to working capital lending, vendor programs, and practice acquisition financing. With its knowledge of all aspects of healthcare from hospitals and long-term care facilities to physicians’ practices and life sciences, GE Healthcare Financial Services works with customers to create tailored financial solutions that help them improve their productivity and profitability. For more information, visit www.gehealthcarefinance.com.

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The statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to  the Company’s ability to comply with the conditions to borrowing under the Company’s accounts receivable financing with GE and the Company’s ability to maintain compliance with the financial and other covenants under the GE facility, the fact that the borrowing base under the GE facility is limited to a percentage of the Company’s qualified accounts receivable and subject to liquidity factors, the fact that the Company will be subject to numerous restrictive covenants under the GE facility and that GE will have a security interest in all of the Company’s assets to secure the Company’s obligations under the GE facility,  the Company’s ability to obtain additional financing on acceptable terms or at all, and other  risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Recent experience with respect to instrument placements, new contracts for placements, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

Contact:
Charlene Lu
Clarient, Inc.
(949) 425. 5821

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